Exhibit 10.10

October 17, 2005

Mr. Patrick Darr

Ticketmaster Group Limited Partnership

821 Capital Centre Boulevard

Largo, Maryland 20774

Dear Pat:

Ticketmaster L.L.C., a Delaware limited liability company (“Ticketmaster”) and Ticketmaster Group Limited Partnership, a Maryland limited partnership (“TGLP”) are parties to that certain License Agreement dated as of May 23,1991, as amended by the certain Amendment to License Agreement dated as of August 31, 1999 (as amended, “License Agreement”) pursuant to which Ticketmaster granted TGLP an exclusive license and right to the Ticketmaster System, name, logo and Mark in connection with TGLP’s computerized event ticketing business in the Market Area. Ticketmaster is upgrading the operating system for the System (“Operating System”) and is providing TGLP with the right to use such upgrade pursuant to the terms of the License Agreement. In connection therewith, Ticketmaster has agreed to host and manage the Operating System for TGLP, and TGLP has agreed to purchase certain hardware related to the upgraded Operating System and to pay certain operating expenses related to such hardware in accordance with the terms and conditions of this letter agreement. All terms used herein and not otherwise defined shall have the meaning assigned to them in the License Agreement.

Ticketmaster shall manage and host the upgraded Operating System on behalf of TGLP and warrants that it shall exercise the same care in connection with such functions that it exercises in connection with the management and hosting of its operating systems on its own behalf.

TGLP agrees to purchase the hardware set forth under Section A of Exhibit A attached hereto for use in connection with such upgraded Operating System for $57,200 which equals Ticketmaster’s cost for such hardware plus 10%. The purchase price of such hardware shall be due within thirty (30) days of receipt of such hardware. Since Ticketmaster is managing the Operating System for TGLP, whenever Ticketmaster introduces a new version or upgrades the Operating System or other core ticketing components and such new version or upgrade requires any upgrade or change to the infrastructure under TGLP’s control, TGLP agrees to make such changes to the infrastructure and purchase any new hardware as required by Ticketmaster within sixty (60) days of notice from Ticketmaster. Furthermore, as Ticketmaster upgrades its existing core Operating System or Ticketing hardware, TGLP will reimburse Ticketmaster for the equivalent reasonable upgrades to the hardware dedicated to TGLP.

The upgrade to the Operating System will also cause additional Ticketmaster operating expenses related to additional operating services as described under Section B of Exhibit A attached hereto. TGLP agrees to pay the operating expenses for the required operating services by increasing the Per Ticket Amount by $0.025 for each applicable period so that the Per Ticket Amount is equal to $0.175 for the current operational year. In the event TGLP decides to receive the optional operating services, TGLP shall pay for such operating services by increasing the Per Ticket Amount by an additional $0.025 for each applicable period so that the Per Ticket Amount would be $0.20 for the current operational year. If changes to the Operating System cause additional operating expenses, TGLP agrees to pay any additional operating expenses reasonably determined by Ticketmaster either by increasing the Per Ticket Amount or by paying such operating expenses directly, as determined by Ticketmaster.

This letter agreement has been duly authorized, executed and delivered by each party and constitutes the legal, valid and binding agreement of such party, enforceable in accordance with its terms. No agreement or understanding between TGLP or Ticketmaster and any third party contains or shall contain any provision inconsistent with any provision or the purpose or intent of this fetter agreement. In the event of a conflict between this letter agreement and the License Agreement, this letter agreement shall control. Except as specifically set forth herein, all terms and conditions of the License Agreement shall continue in full force and effect throughout the term and are hereby ratified and confirmed by the parties. This letter agreement shall not be amended without a writing signed by both parties.

If you agree with the terms and conditions of this letter agreement, please acknowledge your agreement by signing in the space provided below and returning a copy to me.

Best regards,

		By:	/s/ David Goldberg
		Name:	David Goldberg
Ticketmaster LLC.

ACCEPTED AND AGREED
this 19 day of October 2005

TICKETMASTER GROUP LIMITED PARTNERSHIP,
a Maryland limited partnership

By: AP Tickets, Inc., Its sole general partner

By:	/s/ Patrick R. Darr
Name:	Patrick R. Darr
Title:	President

Exhibit A

A.          Hardware

Quantity	Description	Ticketmaster’s Cost
2	Monitoring and Configuration Server	$7,000
2	Switching Equipment	$7,000
1	Console Server	$3,000
2	IPTT Bridge Servers	$7,000
2	Media Converter	$2,000
2	Ticketing Server	$12,000
2	Authorization Server	$7,000
1	Reporting Server	$3,500
1	Ticketing Server	$3,500

B.           Operating Services

Required Operating Services

Backups – daily backups near line storage

Backups – off site tape backups

Optional Operating Services

Nitrun Operations

Swing Shift Operations

Regional Programmer